EXHIBIT 99.1

WD-40 Company Reports Fourth Quarter and Fiscal Year 2026 Financial Results
~ Net Sales of Maintenance Products Grew 9% in the Fourth Quarter and 13% for the Fiscal Year ~
~ On a Constant Currency Basis, Net Sales of Maintenance Products Grew 8% in the Fourth Quarter and 9% for the Fiscal Year Aligning with Long-Term Growth Targets ~
~ Fiscal Year 2026 Results In Line with Guidance Across Key Financial Metrics ~

SAN DIEGO — Oct. 21, 2026 — WD-40 Company (Nasdaq: WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth fiscal quarter and fiscal year ended Aug. 31, 2026.
Fiscal Year 2026 Summary (Compared with Fiscal Year 2025)
•Net sales increased 11% to $688.0 million. On a constant currency basis, net sales increased 7% to $666.2 million.
•Net sales of maintenance products increased 13% to $665.9 million. On a constant currency basis, maintenance product sales increased 9% to $644.7 million.
•Gross margin improved to 55.3% compared to 55.1%.
•Selling, general, and administrative expenses increased 13% to $225.0 million.
•Advertising and sales promotion expenses increased 19% to $44.7 million.
•Operating income improved 5% to $108.9 million.
•Net income decreased 10% to $82.3 million, and diluted earnings per share were $6.08, compared with $6.69. The decrease reflects a favorable $11.9 million income tax adjustment in fiscal year 2025 related to the release of an uncertain tax position.⁽¹⁾
•Excluding that prior-year tax benefit and $1.3 million of amortization expense in fiscal year 2026 related to the reclassification of certain homecare and cleaning products in the Americas from held for sale to held for use, non-GAAP operating income improved 6% to $110.2 million, non-GAAP net income increased 6% to $83.7 million and non-GAAP diluted EPS increased 6% to $6.18.
Fourth Quarter Summary (Compared with Fourth Quarter Fiscal Year 2025)
•Net sales increased 8% to $176.8 million. On a constant currency basis, net sales increased 7% to $174.9 million.
•Net sales of maintenance products increased 9% to $170.5 million. On a constant currency basis, maintenance product sales increased 8% to $168.8 million.
•Gross margin decreased to 52.8% compared to 54.7%.
•Selling, general and administrative expenses increased 19% to $58.2 million.
•Advertising and sales promotion expenses increased 26% to $15.8 million.
•Operating income decreased 32% to $19.1 million.
•Net income decreased 32% to $14.4 million, and diluted earnings per share were $1.06, compared with $1.56.
"Fiscal year 2026 demonstrated the resilience of our business and the strength of our execution," said Steve Brass, president and chief executive officer of WD-40 Company. “We grew net sales 11%, grew maintenance product sales at the top of our long-term target range, and delivered results in line with guidance. Our globally decentralized supply chain continued to be a competitive advantage, helping us navigate volatility, deliver exceptional customer service and generate cost savings.
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"Our fourth quarter financial results reflect higher input costs and continued investment in our people and brands. Higher costs for specialty chemicals and other inputs pressured gross margin. Based on what we know today, we believe our fourth quarter of fiscal year 2026 marked the low point for gross margin, and we anticipate sequential improvement beginning in the first quarter of fiscal year 2027. Selling, general and administrative expenses increased primarily due to performance-based incentive compensation earned by every employee, along with higher freight costs to keep products available for customers. Higher advertising and sales promotion expenses supported sales growth and brand building.
"We manage WD-40 Company for the long term. We see significant remaining opportunity for WD-40® Brand around the world and a long runway for growth. A resilient business model, durable competitive advantages, strong cash flow generation and disciplined capital allocation give us confidence in our ability to deliver sustainable growth and create long-term value for stockholders. Most importantly, our people turn that opportunity into results, and their commitment, capability and passion make our business stronger every year," concluded Brass.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,				Fiscal Year Ended August 31,
	2026	2025	Dollars	Change	2026	2025	Dollars	Change
Americas (2)	$81,274	$77,472	$3,802	5%	$326,177	$290,599	$35,578	12%
EIMEA (3)	69,174	62,671	6,503	10%	259,290	236,434	22,856	10%
Asia-Pacific (4)	26,332	23,328	3,004	13%	102,526	92,952	9,574	10%
Total	$176,780	$163,471	$13,309	8%	$687,993	$619,985	$68,008	11%
Fourth Quarter Highlights by Segment:
Americas (Compared with Fourth Quarter Fiscal Year 2025)
•The Americas segment represented 46% of total net sales in the fourth quarter.
•Net sales increased 5% to $81.3 million. On a constant currency basis, net sales increased 4% to $80.4 million.
•Net sales of maintenance products increased 5% to $77.8 million. On a constant currency basis, net sales of maintenance products increased 4% to $76.9 million.
•The growth was primarily attributable to higher net sales of WD-40® Multi-Use Product in Latin America, which increased $2.7 million on strong performance in distributor markets, including Argentina and Ecuador, supported by improved inventory sourcing and distribution.
•WD-40 Specialist® delivered a $0.7 million increase in net sales, driven by new distribution, expanded placement with large retailers, and growth in online sales.
EIMEA (Compared with Fourth Quarter Fiscal Year 2025)
•The EIMEA segment represented 39% of total net sales in the fourth quarter.
•Net sales increased 10% to $69.2 million. On a constant currency basis, net sales increased 10% to $69.0 million.
•Net sales of maintenance products increased 14% on both a reported and constant currency basis. Following the divestiture of the homecare and cleaning products portfolio in EIMEA in fiscal year 2025, maintenance products now account for all of the segment's net sales.
•The growth was primarily attributable to higher sales of WD-40® Multi-Use Product in the EIMEA distributor markets, led by India and the Middle East, which grew $2.4 million and $1.2 million, respectively.

•Direct markets also contributed, led by Southern Europe, where net sales of WD-40® Brand products increased $3.9 million on strong commercial execution, promotional activity and merchandising.
Asia-Pacific (Compared with Fourth Quarter Fiscal Year 2025)
•The Asia-Pacific segment represented 15% of total net sales in the fourth quarter.
•Net sales increased 13% to $26.3 million. On a constant currency basis, net sales increased 9% to $25.5 million.
•Net sales of maintenance products increased 12% to $23.5 million. On a constant currency basis, net sales of maintenance products increased 9% to $22.9 million.
•Growth was broad-based across the region. China led the growth, with net sales up $1.8 million on higher volumes driven by successful promotional and marketing programs and expanded distribution across traditional and e-commerce channels. Growth also benefited from some customer purchases ahead of a planned price increase.
•WD-40 Specialist® also contributed with net sales up $0.6 million, driven primarily by new distribution, expanded placement with large retailers and growth in online sales.
Net Sales by Product Group (in thousands):

	Three Months Ended August 31,				Fiscal Year Ended August 31,
	2026	2025	Dollars	Change	2026	2025	Dollars	Change
WD-40 Multi-Use Product®	$134,965	$125,035	$9,930	8%	$532,651	$477,961	$54,690	11%
WD-40 Specialist®	26,184	22,200	3,984	18%	99,083	81,962	17,121	21%
Other maintenance products (5)	9,320	8,505	815	10%	34,208	31,043	3,165	10%
Total maintenance products	170,469	155,740	14,729	9%	665,942	590,966	74,976	13%
HCCP (6)	6,311	7,731	(1,420)	(18)%	22,051	29,019	(6,968)	(24)%
Total	$176,780	$163,471	$13,309	8%	$687,993	$619,985	$68,008	11%
•Net sales of maintenance products, the Company’s primary strategic focus, represented 96% of total net sales in the fourth quarter. Net sales of maintenance products increased 9% compared to the prior year quarter, primarily driven by higher net sales of WD-40® Multi-Use Product in the United States, France and China.
•Net sales of homecare and cleaning products represented 4% of total net sales in the fourth quarter. Net sales of homecare and cleaning products decreased 18% compared to the prior year quarter. The decrease primarily reflects the Company's divestiture of its entire homecare and cleaning products portfolio in the United Kingdom during the fourth quarter of fiscal year 2025. Net sales related to these products were $2.0 million in the prior-year period.
Dividend and Share Repurchase Update
•On October 8, 2026, the Board of Directors declared a quarterly cash dividend of $1.02 per share. The dividend is payable on October 30, 2026, to stockholders of record at the close of business on October 19, 2026.
•During the fourth quarter, the Company repurchased 30,895 shares at a total cost of $7.0 million.
•On June 15, 2026, WD-40 Company’s Board of Directors approved a new share repurchase program authorizing the Company to repurchase up to $100.0 million of its outstanding common stock. The program became effective on Sept. 1, 2026. Repurchases may be made from time to time based on market conditions and other factors, subject to applicable laws, regulations and the Company’s existing debt covenants. The program has no expiration date and may be modified, suspended or discontinued at any time at the Board’s discretion.

Fiscal Year 2027 Guidance
The Company is providing guidance for fiscal year 2027 as follows:
•Net sales growth is projected to be between 4% and 7% compared with fiscal year 2026, with net sales expected to be between $715 million and $735 million on a constant currency basis.
•Gross margin for the full year is expected to be between 54.0% and 55.5%.
•Advertising and promotion investments are projected to be approximately 6% of net sales.
•Operating income is projected to be between $114 million and $120 million, representing growth of 5% to 10% compared with fiscal year 2026.
•The provision for income tax is expected to be between 22.5% and 23.5%.
•Diluted earnings per share is expected to be between $6.40 and $6.70, representing growth of 5% to 10% compared with fiscal year 2026, based on an estimated 13.4 million weighted average shares outstanding.
This guidance is expressed in good faith and is based on management's current view of anticipated results. It assumes no material changes in the current economic environment and that crude oil prices remain near current levels through the first half of fiscal 2027 before moderating in the second half. Unanticipated inflationary pressures or other unforeseen events may affect the Company's financial results. Net sales presented on a non-GAAP constant currency basis use weighted average fiscal year 2026 foreign currency exchange rates.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Forward-looking and other material information may also be discussed during the call. Visit investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $688.0 million in fiscal year 2026 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

These forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the geopolitics and political conditions or relations between the United States and other nations; changes in trade policies and tariffs and the impact therefrom; the impacts from inflationary trends including the changes in input costs linked to commodity prices; the impacts from supply chain constraints and supply chain disruptions, including potential disruptions from transitions to new third-party manufacturers; changes in interest rates; and forecasted foreign currency exchange rates; ability to manage the transition and effectiveness of interim or newly appointed leadership; expected benefits from any divestiture transaction; disruption to the parties’ business as a result of the announcement or completion of any divestiture transaction; the Company's ability to successfully complete any planned divestiture; expected timing for the closing of any divestitures; expected proceeds from any divestiture; the intended use of proceeds by the Company from any divestiture transaction; impact of any divestiture transaction on the Company's stock price or EPS.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of October 21, 2026. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may materially differ from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025 which the Company filed with the SEC on October 27, 2025, and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2026, which the Company expects to file with the SEC on October 26, 2026.

Table Notes and General Definitions
(1)This income tax benefit was the result of an uncertain tax position associated with the Tax Cuts and Jobs Act of 2017 mandatory “toll tax” on unremitted foreign earnings that was released in the second quarter of fiscal year 2025 due to the expiration of the statute of limitations. This item is infrequent in nature and not reflective of the underlying operational results of our business.
(2)The Americas segment consists of the U.S., Canada and Latin America.
(3)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(4)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(5)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(6)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, Lava®, and Solvol® brand names. The Company completed the divestiture of its 1001® brands in the United Kingdom during the fourth quarter of fiscal year 2025. Sales related to these brands are included in fiscal year 2025 financial results but are not included in fiscal year 2026 financial results.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31, 2026	August 31, 2025
Assets
Current assets:
Cash and cash equivalents	$70,607	$58,130
Trade and other accounts receivable, net	122,657	120,589
Inventories	83,292	79,871
Other current assets	19,004	26,366
Total current assets	295,560	284,956
Property and equipment, net	58,656	60,394
Goodwill	98,288	97,150
Other intangible assets, net	3,528	2,416
Right-of-use assets	17,268	13,534
Deferred tax assets, net	1,458	1,027
Other assets	19,619	16,332
Total assets	$494,377	$475,809

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,419	$37,955
Accrued liabilities	37,763	34,230
Accrued payroll and related expenses	33,691	28,415
Short-term borrowings	800	800
Income taxes payable	1,172	857
Total current liabilities	114,845	102,257
Long-term borrowings	85,249	86,195
Deferred tax liabilities, net	8,576	9,375
Long-term operating lease liabilities	11,101	8,423
Other long-term liabilities	1,633	1,407
Total liabilities	221,404	207,657

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,974,002 and 19,954,495 shares issued at August 31, 2026 and 2025, respectively; and 13,407,301 and 13,527,614 shares outstanding at August 31, 2026 and 2025, respectively	20	20
Additional paid-in capital	185,451	180,065
Retained earnings	568,979	540,665
Accumulated other comprehensive loss	(23,478)	(24,485)
Common stock held in treasury, at cost — 6,566,701 and 6,426,881 shares at August 31, 2026 and 2025, respectively	(457,999)	(428,113)
Total stockholders’ equity	272,973	268,152
Total liabilities and stockholders’ equity	$494,377	$475,809

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2026	2025	2026	2025

Net sales	$176,780	$163,471	$687,993	$619,985
Cost of products sold	83,481	74,042	307,498	278,642
Gross profit	93,299	89,429	380,495	341,343

Operating expenses:
Selling, general and administrative	58,236	48,882	225,041	199,936
Advertising and sales promotion	15,755	12,474	44,706	37,431
Amortization of definite-lived intangible assets	253	47	1,811	183
Total operating expenses	74,244	61,403	271,558	237,550

Income from operations	19,055	28,026	108,937	103,793

Other income (expense):
Interest income	182	159	671	517
Interest expense	(666)	(660)	(2,774)	(3,441)
Other income (expense), net	(89)	(56)	(335)	757
Income before income taxes	18,482	27,469	106,499	101,626
Provision for income taxes	4,121	6,228	24,153	10,632
Net income	$14,361	$21,241	$82,346	$90,994

Earnings per common share:
Basic	$1.07	$1.57	$6.10	$6.70
Diluted	$1.06	$1.56	$6.08	$6.69

Shares used in per share calculations:
Basic	13,418	13,532	13,469	13,544
Diluted	13,453	13,557	13,497	13,567

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2026	2025
Operating activities:
Net income	$82,346	$90,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,371	8,191
Amortization of cloud computing implementation costs	1,816	1,688
Deferred income taxes	(1,125)	(455)
Tax benefit from release of uncertain tax position	—	(11,929)
Stock-based compensation	7,632	7,306
Unrealized foreign currency exchange (gains) losses	(300)	355
Provision for credit losses	1,136	929
Write-off of inventories	1,829	1,109
Other	(188)	244
Changes in assets and liabilities:
Trade and other accounts receivable	(2,348)	319
Inventories	(1,524)	(5,212)
Other assets	(4,927)	(10,513)
Operating lease assets and liabilities, net	(322)	33
Accounts payable and accrued liabilities	4,954	2,920
Accrued payroll and related expenses	5,130	1,881
Other long-term liabilities and income taxes payable	497	65
Net cash provided by operating activities	104,977	87,925

Investing activities:
Purchases of property and equipment	(7,404)	(4,528)
Proceeds from sales of property and equipment	753	409
Proceeds from sale of business	—	1,731
Net cash used in investing activities	(6,651)	(2,388)

Financing activities:
Treasury stock purchases	(29,628)	(12,314)
Dividends paid	(54,032)	(50,260)
Repayments of long-term senior notes	(800)	(800)
Net proceeds from revolving credit facility	—	(7,859)
Shares withheld to cover taxes upon settlement of equity awards	(2,246)	(2,883)
Net cash used in financing activities	(86,706)	(74,116)
Effect of exchange rate changes on cash and cash equivalents	857	10
Net increase (decrease) in cash and cash equivalents	12,477	11,431
Cash and cash equivalents at beginning of period	58,130	46,699
Cash and cash equivalents at end of period	$70,607	$58,130